Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1001 19th Street North
10th Floor	Contact: Scott Walker
Arlington, VA 22209	(703) 247-7559
(703) 247-7500	SWalker@MCGCapital.com
(866) 774-4951 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL CORPORATION REPORTS THIRD QUARTER 2014 RESULTS

ARLINGTON, VA—October 29, 2014—MCG Capital Corporation (Nasdaq: MCGC) (“MCG,” "we," "our," "us" or the “Company”) announced today its financial results for the quarter ended September 30, 2014.
HIGHLIGHTS
As outlined in further detail in this earnings release and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, the following highlights occurred during the three months ended September 30, 2014:

•	Net income was $1.3 million, or $0.03 per share;

•	We made $0.6 million of advances to existing portfolio companies;

•	We monetized $106.1 million of our portfolio;

•	At September 30, 2014, we had $114.6 million in unrestricted cash and $1.6 million in other restricted cash accounts;

•
We prepaid in full the $150 million of small business investment company, or SBIC, debentures owed to the United States Small Business Administration, or SBA, by Solutions Capital I, L.P., or Solutions Capital, and as of September 30, 2014, we had no outstanding borrowings or borrowing facilities; and

•	We repurchased 8,285,836 shares of our common stock at a weighted average purchase price of $3.97 equal to an 11.4% discount to our September 30, 2014 NAV per share.
We also announced today that we expect to commence a modified “Dutch auction” tender offer to purchase up to $75 million of our common stock at a price per share not less than $3.25 and not greater than $3.75. The tender offer is expected to commence on November 3, 2014, and will expire on December 3, 2014, unless extended. We intend to pay for the share repurchase from our existing cash and cash equivalents balances, which were approximately $114.6 million. More information regarding the tender offer is provided in a separate press release issued today.
CONFERENCE CALL INFORMATION
There is no scheduled earnings call to discuss our third quarter 2014 results. We will make a determination quarterly whether to hold earnings calls.

MCG Capital Corporation
October 29, 2014

RECENT DEVELOPMENTS

•
Strategic Exit of SBIC Fund - In September 2014, we prepaid in full the $150 million of SBIC debentures owed to the SBA by Solutions Capital using excess restricted cash. After repayment, Solutions Capital surrendered its SBIC license to the SBA’s Office of SBIC Operations. In connection with the repayment of the SBIC debentures, we recorded $2.3 million of accelerated deferred financing costs in interest expense. From 2005-2014, Solutions Capital invested $468 million in 36 U.S. small businesses generating an approximate 12% IRR on its portfolio investments based on the total amounts invested and amounts received through the exit of the investments.

•
Open-Market Purchases of Our Stock - During the quarter ended September 30, 2014, we repurchased 8,285,836 shares of our common stock at a weighted average purchase price of $3.97 equal to an 11.4% discount to our September 30, 2014 Net Asset Value, or NAV, per share. We acquired these shares in open market transactions. We retire these shares upon settlement, thereby reducing the number of shares issued and outstanding. From January 1, 2014 to October 16, 2014, we repurchased 26,816,896 shares of our common stock at a weighted average purchase price of $3.71 equal to a 17.2% discount to our September 30, 2014 NAV per share.

•
Originations and Advances - We made $0.6 million in advances to existing portfolio companies, principally paid-in-kind interest, or PIK, interest and dividends, a majority of which we collected in the same quarter ended September 30, 2014.

•
Loan Monetizations - We received $100.8 million in loan payoffs and amortization payments. We exited nine loans and sold a portion of three investments to reduce our per investment concentration and to maintain our qualification as a regulated investment company.

•
Equity Monetizations - We received $5.3 million in proceeds principally from the sale of our preferred stock in C7 Data Centers, Inc., Legacy Cabinets Holdings II, Inc. and Summit Business Media Parent Holding Company LLC.

•
Loans on Non-Accrual - We exited all of our non-accrual loans with a fair value greater than zero and we put no new loans on non-accrual during the quarter. We have one subordinated loan to GMC Broadcasting, LLC on non-accrual at $7.0 million cost (8.3% of the total loan portfolio) and zero at fair value (0.0% of the total loan portfolio).

•
Operating Costs - Our total operating costs, excluding interest expense, were $3.2 million, or 1.5% of total assets of $211.2 million. We incurred $0.4 million in salaries and benefits related to successful Solutions Capital investment exits that occurred during the quarter, $0.1 million in amortization of employee restricted stock awards, $0.5 million in general and administrative expense associated with contractual payments due our former CEO tied to successful Solutions Capital investment exits that occurred during the quarter and employee severance costs and $0.6 million in general and administrative expense related to our lawsuit against various defendants involved in our subordinated loan transaction with Color Star Growers of Colorado, Inc., all of which we include in total operating costs.

OUTLOOK
We continued to take steps in the third quarter ended September 30, 2014 to strengthen our balance sheet by selling assets that, in our judgment, did not produce adequate compensation for the assumed risk relative to purchasing our stock in open-market transactions, which we acquired at an 11.4% discount to our NAV per share at September 30, 2014. In October 2014, we continued to buy back our stock in the open market and we purchased 2,458,300 shares at an average price of $3.52, which we anticipate will result in an additional $0.05 per share accretion to our NAV in the fourth quarter.
As we stated previously, we believe that current market conditions in our primary lending markets are consistent with a peak of a credit cycle. We believe that we have successfully monetized challenging investments into a very liquid market, improving the quality of our assets and our cash position and resulting in a stronger balance sheet. We also elected to use excess cash to repay all of our outstanding debt and to repurchase our stock in the open market. As a result of these capital allocation decisions, we have meaningfully reduced the size of our balance sheet and our net earning assets. Though we continue to take steps to rationalize our cost infrastructure and to strengthen our balance sheet, we do not have sufficient net earning assets to generate positive net operating income at this time.
Our board of directors has decided not to declare a dividend for the quarter ended September 30, 2014. Future distributions, if any, will take into account the requirements for us to distribute the majority of our taxable income to

MCG Capital Corporation
October 29, 2014

fulfill our distribution requirements as a RIC, together with an assessment of our gains and losses recognized or to be recognized for tax purposes, portfolio transactional events, liquidity, cash earnings and our asset coverage ratio at the time of such decision.
Based on the volume of shares that we have been able to acquire at prices significantly below our NAV, we believe that a significant number of our shareholders are seeking liquidity in our stock. To that end, in November 2014 we intend to commence a tender offer for up to $75 million of our stock in the price range of $3.25 to $3.75 per share. We intend to use unencumbered cash to fund the repurchase of our shares acquired through this tender offer. Upon completion or termination of the self-tender offer and subject to applicable law, we may reinstitute the open market share purchase program that we initiated in August 2014, which is presently suspended until the termination of the tender offer.
We expect to continue to monetize our investment portfolio in the ordinary course of business, which may include a sale of any or all of our investments to a third party. We may receive offers or engage in a transaction in the ordinary course which may ultimately result in a sale of any or all of our investments at, above or below the fair value of the investment on our balance sheet at that time. We may also consider a variety of extraordinary transactions, such as a sale of the Company, a restructuring, a recapitalization, a special dividend to stockholders, a liquidation or other transaction or series of transactions. Any such transaction could result in proceeds to stockholders at that time above the tender offer price and/or above the book value of our investments, although there is no assurance (i) that we will engage in any such transaction, (ii) that any such transaction will be successfully consummated or (iii) that the value of such transaction if consummated will be at or above the tender offer price or book value.
ACCESS TO CAPITAL AND LIQUIDITY
At September 30, 2014, we had $114.6 million of cash and cash equivalents available for general corporate purposes and $1.6 million of restricted cash held in escrow.
On September 2, 2014, we prepaid in full the $150.0 million of SBIC debentures owed to the SBA by Solutions Capital. In connection with the repayment of the SBIC debentures, we recorded $2.3 million of accelerated deferred financing costs in interest expense.
On January 21, 2014, we repaid and terminated our MCG Commercial Loan Trust 2006-1, or 2006-1 Trust. As of December 31, 2013, we had $25.2 million of securitized Class D Notes outstanding under the 2006-1 Trust, which was secured by $76.3 million of loans and equity investments and $13.9 million of cash. Upon termination, the assets of the 2006-1 Trust were transferred to MCG, the parent.

MCG Capital Corporation
October 29, 2014

RESULTS OF OPERATIONS
The following table summarizes the components of our net income for the three months ended September 30, 2014 and 2013:

	Three months ended September 30,		Variance
(dollars in thousands)	2014	2013	$	Percentage
Revenue
Interest and dividend income
Interest income	$4,010	$10,717	$(6,707)	(62.6)%
Dividend income	322	847	(525)	(62.0)
Loan fees	941	1,023	(82)	(8.0)
Total interest and dividend income	5,273	12,587	(7,314)	(58.1)
Advisory fees and other income	391	583	(192)	(32.9)
Total revenue	5,664	13,170	(7,506)	(57.0)
Operating expenses
Interest expense	3,483	2,316	1,167	50.4
Employee compensation
Salaries and benefits	996	644	352	54.7
Amortization of employee restricted stock	127	420	(293)	(69.8)
Total employee compensation	1,123	1,064	59	5.5
General and administrative expense	2,034	1,824	210	11.5
Restructuring expense	—	2	(2)	(100.0)
Total operating expense	6,640	5,206	1,434	27.5
Net operating (loss) income before net investment gain (loss) and income tax (benefit) provision	(976)	7,964	(8,940)	NM
Net investment gain (loss) before income tax provision	2,109	(4,616)	6,725	NM
Income tax (benefit) provision	(152)	59	(211)	NM
Net income (loss)	$1,285	$3,289	$(2,004)	(60.9)
NM=Not Meaningful
TOTAL REVENUE
Total revenue includes interest and dividend income, loan fees, advisory fees and other income. The following sections describe the reasons for the variances in each major component of our revenue during the three months ended September 30, 2014 from the three months ended September 30, 2013.
INTEREST INCOME
The level of interest income that we earn depends upon the level of interest-bearing investments outstanding during the period, as well as the weighted-average yield on these investments. During the three months ended September 30, 2014, the total yield on our average debt portfolio at fair value was 13.3% compared to 12.4% during the three months ended September 30, 2013. The weighted-average yield varies each period because of changes in the composition of our portfolio of debt investments, changes in stated interest rates, fee accelerations of unearned fees on paid-off/restructured loans and the balance of loans on non-accrual status for which we are not accruing interest.
The following table shows the various components of the total yield on our average debt portfolio at fair value for the three months ended September 30, 2014 and 2013:

	Three months ended September 30,
	2014	2013
Average 90-day LIBOR	0.2%	0.3%
Spread to average LIBOR on average loan portfolio	12.4	12.0
Impact of fee accelerations of unearned fees on paid/restructured loans	1.4	0.6
Impact of non-accrual loans	(0.7)	(0.5)
Total yield on average loan portfolio	13.3%	12.4%

MCG Capital Corporation
October 29, 2014

During the three months ended September 30, 2014, interest income was $4.0 million, compared to $10.7 million during the three months ended September 30, 2013, which represented a $6.7 million, or 62.6%, decrease. This decrease reflected a $6.2 million decrease in interest income resulting from a 60.7% decrease in our average loan balance, a decrease of $0.9 million resulting from loans that were on non-accrual status during the three months ended September 30, 2014, but that had been accruing interest during the three months ended September 30, 2013, and a $0.1 million decrease due to interest rate floors. These decreases were partially offset by a $0.4 million increase in interest income attributable to an increase in our net spread to the London Interbank Offer Rate, or LIBOR.
PIK Income
Interest income includes certain amounts that we have not received in cash, such as PIK interest. PIK interest represents contractually deferred interest that is added to the principal balance of the loan and compounded if not paid on a current basis. Borrowers may, in some instances, be required to prepay PIK because of certain contractual provisions or they may choose to prepay; however, more typically, PIK is paid at the end of the loan term. The following table shows the PIK-related activity for the three months ended September 30, 2014 and 2013, at cost:

	Three months ended September 30,
(in thousands)	2014	2013
Beginning PIK loan balance	$4,056	$9,336
PIK interest earned during the period	248	1,644
Payments received from PIK loans	(1,662)	(135)
Realized loss	(1,023)	—
Ending PIK loan balance	$1,619	$10,845
As of each of September 30, 2014 and September 30, 2013, all of our PIK loans were accruing interest. During the three months ended September 30, 2014, the payments received from PIK loans included $0.9 million in payments on our loan to RadioPharmacy Investors, LLC and $0.5 million collected in conjunction with the repayment of our loan to Hammond's Candies Since 1920 II, LLC.
DIVIDEND INCOME
We accrete dividends on equity investments with stated dividend rates as they are earned, to the extent that we believe the dividends will be paid ultimately and the associated portfolio company has sufficient value to support the accretion. Dividend accretion is included in the cost basis of the related equity instrument on our Consolidated Balance Sheets and Consolidated Schedule of Investments. We recognize dividends on other equity investments when we receive the dividend payment. Our dividend income varies from period to period because of changes in the size and composition of our equity investments, the yield from the investments in our equity portfolio and the ability of the portfolio companies to declare and pay dividends. During the three months ended September 30, 2014 and 2013, we recognized $0.3 million and $0.8 million, respectively, of dividend income. In addition, during the three months ended September 30, 2014 and 2013, we received payments on accrued dividends of $0.4 million and $0.2 million, respectively. As of September 30, 2014, the balance of accrued dividends was $7.5 million, which was principally comprised of $6.4 million related to our investment in RadioPharmacy Investors, LLC and $0.8 million related to our investment in Maverick Healthcare Equity, LLC.
ADVISORY FEES AND OTHER INCOME
Advisory fees and other income primarily include fees related to prepayment, advisory and management services, equity structuring, syndication, bank interest and other income. Generally, advisory fees and other income relate to specific transactions or services and, therefore, may vary from period to period depending on the level and types of services provided. During the three months ended September 30, 2014, we earned $0.4 million of advisory fees and other income, which represented a $0.2 million, or 32.9%, decrease from the three months ended September 30, 2013. This decrease resulted principally from decreased loan prepayment fees in the third quarter of 2014.
TOTAL OPERATING EXPENSES
Total operating expenses include interest, employee compensation and general and administrative expenses. The reasons for these variances are discussed in more detail below.

MCG Capital Corporation
October 29, 2014

INTEREST EXPENSE
During the three months ended September 30, 2014, we incurred $3.5 million of interest expense, which represented a $1.2 million, or 50.4%, increase from the same period in 2013. On September 2, 2014, we prepaid in full the $150.0 million of SBIC debentures owed to the SBA by Solutions Capital, which had a cost of funds, including the amortization of deferred financing costs, of 4.6%. In connection with the repayment of the SBIC debentures, we recorded $2.3 million of accelerated deferred financing costs in interest expense. As of September 30, 2014, we had no outstanding borrowings or borrowing facilities.
During the three months ended September 30, 2014, our average borrowings declined to approximately $125.5 million from an average of approximately $183.5 million for the same period in 2013, which accounted for a $0.5 million reduction in our interest expense. In addition, interest expense decreased by $0.3 million attributable to the spread to LIBOR decreasing from approximately 3.95% to 3.22%. These decreases were offset by $2.0 million related to the increased amortization of debt issuance costs.
EMPLOYEE COMPENSATION
Employee compensation expense includes base salaries and benefits, variable annual incentive compensation and amortization of employee stock awards. During the three months ended September 30, 2014, our employee compensation expense was $1.1 million, which represented a $0.1 million, or 5.5%, increase from the same period in September 30, 2013. Our salaries and benefits expense increased by $0.4 million, or 54.7%, due to a $0.7 million increase in incentive compensation, which consisted of $0.4 million tied to successful Solutions Capital investment exits that occurred during the third quarter of 2014 and the reversal, in the third quarter of 2013, of $0.3 million of previously accrued incentive compensation. The increase in incentive compensation was partially offset by a $0.4 million decrease in base salaries and benefits. As of September 30, 2014, we had 11 employees compared to 17 employees as of September 30, 2013. Amortization of employee stock awards decreased $0.3 million, or 69.8%.
GENERAL AND ADMINISTRATIVE
During the three months ended September 30, 2014, general and administrative expense was $2.0 million, which represented a $0.2 million, or 11.5%, increase compared to the same period in 2013.

•
General and administrative expense increased $0.6 million due to an increase in legal fees related to our lawsuit against various defendants involved in our subordinated loan transaction with Color Star Growers of Colorado, Inc., Vast, Inc. and Color Star LLC.

•
General and administrative expense also increased $0.3 million due to an increase in professional services fees. Professional services fees expense for the three months ended September 30, 2014 included $0.3 million paid under the consulting agreement with our former chief executive officer and incentive compensation tied to successful Solutions Capital investment exits that occurred during the quarter due to our former chief executive officer.

•	These increases in general and administrative expense were offset by a decrease of $0.6 million in severance related to employee terminations.

MCG Capital Corporation
October 29, 2014

NET INVESTMENT GAIN (LOSS) BEFORE INCOME TAX PROVISION
During the three months ended September 30, 2014, we recorded $2.1 million of net investment gain before income tax (benefit) provision, compared to $4.6 million of net investment loss during the same period in 2013. These amounts represent the total of net realized gains and (losses), net unrealized appreciation (depreciation), and reversals of unrealized (appreciation) depreciation. We reverse unrealized (appreciation) depreciation at the time that we realize the gain or (loss). The following table summarizes our realized and unrealized gain and (loss) on investments and changes in our unrealized appreciation and depreciation on investments for the three months ended September 30, 2014:

			Three months ended September 30, 2014
(in thousands)		Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company	Note
RadioPharmacy Investors, LLC	1	Healthcare	Control	$—	$2,286	$—	$2,286
Golden Knight II CLO, Ltd.	2	Diversified Financial Services	Non-Affiliate	—	(1,614)	—	(1,614)
C7 Data Centers, Inc.	3	Broadcasting	Affiliate	2,000	—	(1,275)	725
Jet Plastica Investors, LLC	4	Plastic Products	Control	(3,371)	—	3,897	526
Summit Business Media Parent Holding Company LLC	5	Information Services	Non-Affiliate	(5,717)	—	5,305	(412)
Education Management, Inc.	6	Education	Affiliate	(20,727)	—	20,810	83
Advanced Sleep Concepts, Inc.	7	Home Furnishings	Non-Affiliate	(5,741)	—	5,746	5
Legacy Cabinets Holdings II, Inc.	8	Home Furnishings	Non-Affiliate	(1,665)	—	1,665	—
Other (< $1.0 million net gain (loss))				(883)	(50)	1,443	510
Total				$(36,104)	$622	$37,591	$2,109
_______________________

1.	We recorded $2.3 million of unrealized appreciation on our investment in RadioPharmacy Investors, LLC to reflect improvement in that portfolio company's operating performance.

2.	In October 2014, we sold our investment in Golden Knight II CLO, Ltd. for proceeds of $1.6 million. The September 30, 2014 value of that investment reflects the market price indicated by the sale.

3.
We sold our equity investment in C7 Data Centers, Inc. for net proceeds of $4.0 million resulting in a realized gain of $2.0 million and the reversal of previously recorded unrealized appreciation of $1.3 million.

4.
We received the final proceeds for the sale of the assets of Jet Plastica Investors, LLC of $0.5 million resulting in a realized loss of $3.4 million and the reversal of previously recorded unrealized depreciation of $3.9 million.

5.
We sold our equity investment in Summit Business Media Parent Holding Company LLC for net proceeds of $0.2 million resulting in a realized loss of $5.7 million and the reversal of previously recorded unrealized depreciation of $5.3 million.

6.
We sold our senior debt and preferred stock investment in Education Management, Inc. for net proceeds of $3.5 million resulting in a realized loss of $20.7 million and the reversal of previously recorded unrealized depreciation of $20.8 million.

7.
We sold our senior and subordinated debt investment in Advanced Sleep Concepts, Inc. for net proceeds of $4.5 million resulting in a realized loss of $5.7 million and the reversal of previously recorded unrealized depreciation of $5.7 million.

8.
We sold our equity investment in Legacy Cabinets Holdings II, Inc. for net proceeds of $0.5 million resulting in a realized loss of $1.7 million and the reversal of previously recorded unrealized depreciation of $1.7 million.

The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from the change in the performance of certain of our portfolio companies.

MCG Capital Corporation
October 29, 2014

The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for the three months ended September 30, 2013:

		Three months ended September 30, 2013
(in thousands)	Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
G&L Investment Holdings, LLC	Insurance	Non-Affiliate	$—	$(2,915)	$—	$(2,915)
Other (< $1.0 million net gain (loss))			102	(1,715)	(88)	(1,701)
Total			$102	$(4,630)	$(88)	$(4,616)
In the third quarter of 2013, we recorded $2.9 million of unrealized depreciation on our investment in G&L Investment Holdings, LLC to reflect a decrease in that portfolio company's operating performance.
INCOME TAX (BENEFIT) PROVISION
During the three months ended September 30, 2014, we recorded an income tax benefit of $152,000, which was primarily attributable to an NOL carryback and lower than expected flow-through taxable income on certain investments held by our subsidiaries. During the three months ended September 30, 2013, we recorded an income tax provision of $59,000, which was primarily attributable to flow-through taxable income on certain investments held by our subsidiaries.

MCG Capital Corporation
October 29, 2014

MCG Capital Corporation
Consolidated Balance Sheets

(in thousands, except per share amounts)	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$114,569	$91,598
Cash, restricted	1,633	33,895
Cash, securitization accounts	—	13,906
Investments at fair value
Non-affiliate investments (cost of $218,005 and $444,217, respectively)	56,232	268,173
Affiliate investments (cost of $999 and $59,470, respectively)	1,512	56,792
Control investments (cost of $54,471 and $62,751, respectively)	35,826	43,908
Total investments (cost of $273,475 and $566,438, respectively)	93,570	368,873
Interest receivable	952	2,087
Other assets	488	3,634
Total assets	$211,212	$513,993
Liabilities
Borrowings (maturing within one year of $0 and $25,172, respectively)	$—	$175,172
Interest payable	—	2,345
Other liabilities	5,244	2,522
Total liabilities	5,244	180,039
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $0.01, authorized 200,000 shares on September 30, 2014 and December 31, 2013, 45,965 issued and outstanding on September 30, 2014 and 70,510 issued and outstanding on December 31, 2013	460	705
Paid-in capital	891,536	980,930
Distributions in excess of earnings	(506,121)	(449,915)
Net unrealized depreciation on investments	(179,907)	(197,766)
Total stockholders’ equity	205,968	333,954
Total liabilities and stockholders’ equity	$211,212	$513,993
Net asset value per common share at end of period	$4.48	$4.74

MCG Capital Corporation
October 29, 2014

MCG Capital Corporation
Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(in thousands, except per share amounts)	2014	2013	2014	2013
Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$3,664	$10,060	$18,387	$28,915
Affiliate investments (5% to 25% owned)	926	1,238	2,815	4,560
Control investments (more than 25% owned)	683	1,289	2,089	4,462
Total interest and dividend income	5,273	12,587	23,291	37,937
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	378	570	1,206	1,344
Control investments (more than 25% owned)	13	13	38	25
Total advisory fees and other income	391	583	1,244	1,369
Total revenue	5,664	13,170	24,535	39,306
Operating expense
Interest expense	3,483	2,316	7,339	7,003
Employee compensation
Salaries and benefits	996	644	3,857	3,610
Amortization of employee restricted stock awards	127	420	1,681	1,174
Total employee compensation	1,123	1,064	5,538	4,784
General and administrative expense	2,034	1,824	7,760	3,942
Restructuring expense	—	2	—	14
Total operating expense	6,640	5,206	20,637	15,743
Net operating (loss) income before net investment gain (loss) and income tax (benefit) provision	(976)	7,964	3,898	23,563
Net realized (loss) gain on investments
Non-affiliate investments (less than 5% owned)	(13,905)	109	(22,739)	(658)
Affiliate investments (5% to 25% owned)	(18,827)	(7)	(18,827)	(554)
Control investments (more than 25% owned)	(3,372)	—	(3,258)	51
Total net realized (loss) gain on investments	(36,104)	102	(44,824)	(1,161)
Net unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	12,151	(5,005)	14,271	(10,374)
Affiliate investments (5% to 25% owned)	19,535	71	3,191	8,506
Control investments (more than 25% owned)	6,226	217	198	(807)
Other fair value adjustments	301	(1)	199	(1)
Total net unrealized appreciation (depreciation) on investments	38,213	(4,718)	17,859	(2,676)
Net investment gain (loss) before income tax provision	2,109	(4,616)	(26,965)	(3,837)
Income tax (benefit) provision	(152)	59	(148)	111
Net income (loss)	$1,285	$3,289	$(22,919)	$19,615
Income (loss) per basic and diluted common share	$0.03	$0.05	$(0.38)	$0.28
Cash distributions declared per common share	$0.05	$0.125	$0.245	$0.38
Weighted-average common shares outstanding—basic and diluted	49,805	71,208	59,942	71,313

MCG Capital Corporation
October 29, 2014

MCG Capital Corporation
Consolidated Statements of Changes in Net Assets
(unaudited)

	Nine months ended
	September 30
(in thousands, except per share amounts)	2014	2013
Increase (decrease) in net assets from operations
Net operating income before net investment loss and income tax provision	$3,898	$23,563
Net realized loss on investments	(44,824)	(1,161)
Net unrealized appreciation (depreciation) on investments	17,859	(2,676)
Income tax benefit (provision)	148	(111)
Net income (loss)	(22,919)	19,615
Distributions to stockholders
Distributions declared from net operating income	(5,147)	(20,158)
Distributions declared in excess of net operating income	(10,281)	(6,548)
Net decrease in net assets resulting from stockholder distributions	(15,428)	(26,706)
Capital share transactions
Repurchase of common stock	(90,720)	(2,272)
Amortization of restricted stock awards
Employee awards accounted for as employee compensation	1,681	1,174
Non-employee director awards accounted for as general and administrative expense	40	43
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(640)	(81)
Net decrease in net assets resulting from capital share transactions	(89,639)	(1,136)
Total decrease in net assets	(127,986)	(8,227)
Net assets
Beginning of period	333,954	371,728
End of period	$205,968	$363,501
Net asset value per common share at end of period	$4.48	$5.10
Common shares outstanding at end of period	45,965	71,212

MCG Capital Corporation
October 29, 2014

MCG Capital Corporation
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended
	September 30
(in thousands)	2014	2013
Cash flows from operating activities
Net (loss) income	$(22,919)	$19,615
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Investments in portfolio companies	(8,944)	(85,029)
Principal collections related to investment repayments or sales	247,825	167,724
Increase (decrease) in interest receivable, accrued payment-in-kind interest and dividends	10,591	(5,948)
Amortization of restricted stock awards
Employee	1,681	1,174
Non-employee director	40	43
Decrease in cash—securitization accounts from interest collections	1,399	2,431
(Increase) decrease in restricted cash—escrow accounts	(637)	5,881
Depreciation and amortization	2,908	1,019
Decrease in other assets	238	500
Increase (decrease) in other liabilities	379	(7,702)
Realized loss on investments	44,824	1,161
Net unrealized (appreciation) depreciation on investments	(17,859)	2,676
Net cash provided by operating activities	259,526	103,545
Cash flows from financing activities
Repurchase of common stock	(90,720)	(2,272)
Payments on borrowings	(179,685)	(68,879)
Proceeds from borrowings	4,513	—
Decrease in cash in restricted and securitization accounts
Securitization accounts for repayment of principal on debt	12,479	6,756
Restricted cash	32,926	10,549
Payment of financing costs	—	(116)
Distributions paid	(15,428)	(26,706)
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(640)	(81)
Net cash used in financing activities	(236,555)	(80,749)
Net increase in cash and cash equivalents	22,971	22,796
Cash and cash equivalents
Beginning balance	91,598	73,588
Ending balance	$114,569	$96,384
Supplemental disclosure of cash flow information
Interest paid	$6,804	$7,802
Income taxes paid	—	158
Paid-in-kind interest accrued	2,775	1,644
Paid-in-kind interest collected	12,135	2,161
Dividend income collected	747	680

MCG Capital Corporation
October 29, 2014

SELECTED FINANCIAL DATA
QUARTERLY OPERATING INFORMATION

	2014	2014	2014	2013	2013
(in thousands, except per share amounts)	Q3	Q2	Q1	Q4	Q3
Revenue
Interest and dividend income
Interest income	$4,010	$7,562	$8,752	$10,083	$10,717
Dividend income	322	75	151	(108)	847
Loan fee income	941	1,126	352	913	1,023
Total interest and dividend income	5,273	8,763	9,255	10,888	12,587
Advisory fees and other income	391	762	91	291	583
Total revenue	5,664	9,525	9,346	11,179	13,170
Operating expense
Interest expense	3,483	1,866	1,990	2,084	2,316
Salaries and benefits	996	1,773	1,088	1,318	644
Amortization of employee restricted stock awards	127	1,248	306	5	420
General and administrative	2,034	4,087	1,639	1,439	1,824
Restructuring expense	—	—	—	—	2
Total operating expense	6,640	8,974	5,023	4,846	5,206
Net operating income before net investment income (loss) and income tax provision	(976)	551	4,323	6,333	7,964
Net investment gain (loss) before income tax provision	2,109	(5,819)	(23,255)	(24,757)	(4,616)
Income tax provision (benefit)	(152)	—	4	15	59
Net income (loss)	$1,285	$(5,268)	$(18,936)	$(18,439)	$3,289
Per common share statistics
Weighted-average common shares outstanding—basic and diluted	49,805	61,221	69,395	69,924	71,218
Net operating income before net investment income (loss) and income tax provision per common share—basic and diluted	$(0.02)	$0.01	$0.06	$0.09	$0.11
Income (loss) per common share—basic and diluted	$0.03	$(0.09)	$(0.27)	$(0.26)	$0.05
Net asset value per common share—period end	$4.48	$4.42	$4.37	$4.74	$5.10
Distributions declared per common share(a)	$0.05	$0.07	$0.125	$0.125	$0.125
_____________
(a) The following table summarizes the distributions that were declared during the past five quarters:

Date Declared	Record Date	Payable Date	Dividends per Share
August 5, 2014	August 20, 2014	August 29, 2014	$0.05
April 25, 2014	May 9, 2014	May 30, 2014	$0.07
February 28, 2014	March 14, 2014	March 28, 2014	$0.125
October 25, 2013	November 8, 2013	November 22, 2013	$0.125
July 26, 2013	August 9, 2013	August 30, 2013	$0.125

MCG Capital Corporation
October 29, 2014

ABOUT MCG CAPITAL CORPORATION
We are a solutions-focused commercial finance company providing capital and advisory services to lower middle-market companies throughout the United States. Our investment objective is to achieve attractive returns by generating current income and capital gains on our investments. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth, working capital and other general corporate purposes.

Forward-looking Statements:
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: MCG's results of operations, including revenues, net operating income, net investment gains and losses and general and administrative expenses and the factors that may affect such results; MCG’s intention to commence, and the potential impact of, a self-tender offer for up to $75 million of its common stock when there can be no assurance that MCG will complete such an offer at such amounts or price levels or at all; MCG’s future intentions to repurchase shares of its common stock under its stock repurchase program subject to applicable law; expectations regarding future monetizations of MCG’s investment portfolio; potential future transactions involving MCG, including a sale, a restructuring, a recapitalization, a special dividend to stockholders, a liquidation or other transaction or series of transactions, when there can be no assurance that MCG will engage in any such transaction, that any such transaction will be successfully consummated or of the value of such transaction if consummated; future decisions regarding dividend distributions, if any; the performance of current or former MCG portfolio companies; the cause of net investment losses; market conditions generally and specifically regarding the leveraged loan market; the state of the economy and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Certain Information Regarding the Tender Offer
The information in this press release describing MCG’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of MCG’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that MCG is distributing to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Stockholders of MCG may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that MCG is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Stockholders may also obtain a copy of these documents, without charge, from MacKenzie Partners, Inc., the information agent for the tender offer, toll free at (800) 322-2885. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Stockholders and investors who have questions or need assistance may call MacKenzie Partners, Inc.